Exhibit 10.1

EXECUTION COPY

CIT Capital Securities LLC CIT Healthcare LLC 505 Fifth Avenue New York, New York 10017

November 6, 2007

Senior Facilities

Commitment Letter

CONFIDENTIAL

The Providence Service Corporation

5524 E. Fourth Street

Tucson, AZ 85711

Attention:	Mr. Fletcher J. McCusker,
Chairman and Chief Executive Officer

Ladies and Gentlemen:

The Providence Service Corporation (“Borrower”; sometimes referred to herein as “you”) has advised CIT Healthcare LLC (“CITHC” or “Agent”) and CIT Capital Securities LLC (“CIT” or “Arranger” and, together with CITHC, the “Commitment Parties”; sometimes referred to herein as “we” or “us”) that it intends to acquire all of the outstanding capital stock of Charter LCI Corporation (“Target”) from the shareholders of Target (“Sellers”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Target, you, a wholly-owned subsidiary of you, the Sellers and a representative of the Sellers (the “Transaction”).

In connection with the Transaction, the Borrower has requested that CITHC commit to provide either (1) senior secured first lien credit facilities (the “Senior Secured Facilities”) in the aggregate amount of up to $253,000,000 (to be comprised of (i) a term loan facility in an aggregate principal amount of $173,000,000, (ii) a delayed draw term loan facility in an aggregate principal amount of $40,000,000 and (iii) a revolving credit facility in an aggregate principal amount of up to $40,000,000, and that CIT agrees to arrange and syndicate the Senior Secured Facilities.

Based upon and subject to the terms and conditions set forth in this commitment letter (the “Commitment Letter”), the Summary Terms and Conditions attached hereto as Appendix A (the “Term Sheet”) and the fee letter of even date herewith (the “Fee Letter”, and together with the Commitment Letter and the Term Sheet, the “Commitment”), CITHC is pleased to advise you of its commitment to provide the full amount of the Senior Secured Facilities, and to act as the administrative agent and collateral agent in respect thereof, and CIT is pleased to advise you of its agreement to act as the arranger for the Senior Secured Facilities. CITHC will act as the sole administrative agent and sole collateral agent for the Senior Secured Facilities and CIT will act as the sole lead arranger and sole bookrunner for the Senior Secured Facilities. You agree that no other agents or arrangers will be appointed, and no other titles or compensation (other than as set forth in the Fee Letter) will be awarded or paid, in connection with the Senior Secured Facilities unless approved by the Commitment Parties.

In consideration of the commitments and agreements of the Commitment Parties hereunder, you agree to pay the nonrefundable fees described in the Term Sheet and the Fee Letter.

The Commitment does not set forth all of the terms and conditions of the proposed financing; rather, it only summarizes the major points of understanding which will be the basis of the final financing agreements and related documentation (which are collectively referred to herein as the “Loan Documents”) which will be drafted by, and will be in form and substance satisfactory to, the Commitment Parties and their counsel for healthcare industry senior debt financing transactions of this kind. All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.

The Commitment is issued by the Commitment Parties based upon the financial and other information regarding the Borrower and the Target and the Transaction previously provided to the Commitment Parties. Accordingly, the Commitment and the structure and terms of the Senior Secured Facilities set forth in the Term Sheet are subject to the fulfillment to the satisfaction of the Commitment Parties of the following conditions (in addition to those set forth in the Term Sheet): (i) there shall not have occurred after December 31, 2006 any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole; (ii) there shall not have occurred a Target Material Adverse Effect (as defined below); (iii) the Commitment Parties shall not become aware of any information or other matter (including new or updated financial information or projections) concerning the Borrower or the Target and their respective subsidiaries or the Transaction that differs from, or is inconsistent with, the information previously provided to the Commitment Parties by or on behalf of the Borrower in any material respect or that could reasonably be expected to impair syndication of the Senior Secured Facilities; (iv) CIT shall have determined that there are no competing issuances of debt, securities or commercial bank facilities of the Borrower or Target or any affiliates thereof, being offered, placed or arranged during or immediately prior to the syndication of the Senior Secured Facilities, except (x) with the prior written consent of CIT or (y) for any convertible debt to be issued by the Borrower in connection with the Transaction; and (v) CIT having been afforded a reasonable period (in any event not less than 30 consecutive days) following launch of the general syndication of the Senior Secured Facilities and immediately prior to the closing date to syndicate the Senior Secured Facilities. Further, the Commitment is subject to there not having occurred at any time during the period from the date hereof and prior to funding the Senior Secured Facilities any disruption or adverse change in the financial, banking or capital markets that, in the judgment of the Commitment Parties, could impair the syndication of the Senior Secured Facilities.

“Target Material Adverse Effect” shall mean any occurrence, event, fact, condition, effect or change, whether determined individually or in the aggregate, that does, or is reasonably likely to, (a) have a material adverse effect on the business (as presently conducted), operations, results of operations, properties or financial condition of the Target and its subsidiaries, taken as a whole, other than any occurrence, event, fact, condition, effect or change (i) resulting from performance in accordance with the express terms of the Merger Agreement by the parties thereto of their respective covenants contained therein; (ii) impacting the economy, securities markets, or financial markets generally; (iii) impacting the Target’s and its subsidiaries’ industry in general and not specific to the Target or its subsidiaries; (iv) resulting from the announcement or existence of the Merger Agreement or the transactions contemplated thereby; or (v) attributable to any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared); or (b) materially impair the ability of the Target to perform its respective obligations under the Merger Agreement.

We reserve the right, prior to or after the execution of definitive documentation for the Senior Secured Facilities, to syndicate all or a portion of the Senior Secured Facilities to a group of financial institutions

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(together with CITHC, the “Lenders”) identified by us in consultation with you; provided, such group shall not include any financial institution(s) identified in writing by you to us prior to your acceptance hereof whose inclusion you would reasonably object to. We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us (including after the execution of such definitive documentation) in completing a satisfactory syndication. Such assistance shall include, but not be limited to (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Target, (b) direct contact between senior management, representatives and advisors of you and the Target and the proposed Lenders, (c) assistance by you and the Target in the preparation of a Confidential Information Memorandum for the credit facilities comprising the Senior Secured Facilities and other marketing materials to be used in connection with the syndications (the contents of which you will be solely responsible for), (d) prior to the launch of the syndication, the obtaining of ratings for the Senior Secured Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and (e) the hosting, with CIT, of one or more meetings of prospective Lenders.

CIT will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and any applicable titles, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CIT in its syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Target to provide) to CIT all information with respect to the Target and its subsidiaries, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request. The agreements in this paragraph shall survive termination of this Commitment and the closing of the Senior Secured Facilities.

You hereby represent and covenant that (i) all written information, other than Projections, which has been or is hereafter made available to the Commitment Parties by you or on your behalf or your representatives in connection with the transactions contemplated hereby (“Information”) is or, when furnished, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (ii) the Projections that have been or will be made available to Commitment Parties have been and will be prepared in good faith based upon assumptions that you believe are reasonable at the time made and at the time made available to CIT. You hereby agree to supplement the Information and the Projections from time to time until the closing date of the Senior Secured Facilities so that the representation and warranty in the preceding sentence is correct on the closing date of the Senior Secured Facilities. In structuring and entering into the Senior Secured Facilities, the Commitment Parties will be using and relying on the Information and the Projections without independent verification thereof.

You agree (a) to indemnify and hold harmless each Commitment Party and the Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transaction, the Senior Secured Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a

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final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse each Indemnified Person from time to time, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses, reasonable fees, disbursements and other charges of counsel to the Commitment Parties), in each case incurred in connection with the Senior Secured Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Senior Secured Facilities and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or (ii) any indirect, special, punitive or consequential damages in connection with its activities related to the Senior Secured Facilities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Commitment Parties nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person except (a) to your respective officers, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof) and (c) with respect to the Commitment Letter and Term Sheet only, after your acceptance of the Commitment Letter, to the Target and the Sellers and their respective attorneys, accountants and advisors on a confidential and need-to-know basis; provided, however, that such disclosure shall be made only on the condition that such matters may not, except as required by law, be further disclosed. None of this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed by the Borrower directly or indirectly to any other potential source of financing. No person, other than the parties hereto, is entitled to rely upon this Commitment Letter or any of its contents or have any beneficial or legal right, remedy, or claim hereunder. No person shall, except as required by law, use the name of, or refer to, Agent, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Senior Secured Facilities without the prior written consent of Agent.

You hereby agree that, on or after the closing of the Senior Secured Facilities, Agent or any of its affiliates may place “tombstone” advertisements (which may include any of the Borrower’s trade names or corporate logos and a brief description of the Senior Secured Facilities and the Transaction) in publications or other media of their choice (including without limitation “e-tombstones” published or otherwise circulated in electronic form and related hyperlinks to the Borrower’s corporate website) at Agent’s own expense. In addition, Agent may disclose the information about the Senior Secured Facilities and the Transaction to market data collectors and similar service providers to the financing community.

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The compensation, reimbursement, indemnification, confidentiality, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CITHC’s commitment hereunder.

The Commitment shall not be assignable by you without the prior written consent of the Commitment Parties. The Commitment is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. CITHC may assign its commitment hereunder to any of its affiliates or any Lender. Any such assignment to an affiliate will not relieve CITHC from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. Any assignment to a Lender shall release CITHC from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, CIT and CITHC hereunder (including, without limitation, CITHC’s commitment) may be performed and any and all rights of CIT and CITHC hereunder may be exercised by or through any of their affiliates or branches. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire understanding among the parties hereto relating to the matters discussed herein and therein and supersedes all prior discussions, negotiations, proposals, agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof. No course of prior conduct or dealings between the parties hereto, no usage of trade, and no parole or extrinsic evidence of any nature, shall be used or be relevant to supplement, explain or modify any term used herein. Any modification or waiver of the Commitment or the terms hereof must be in writing, must be stated to be such and must be signed by an authorized representative of each party hereto.

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If you wish to accept the Commitment, please return executed counterparts of this Commitment Letter and the Fee Letter to CITHC, together with a wire transfer to CITHC’s order in the amount required by the Fee Letter, on or before 5:00 p.m., New York City time, on November 6, 2007; otherwise, the offer set forth herein shall automatically terminate on such date and time and be of no further force or effect. In the event that the initial borrowing in respect of the Senior Secured Facilities does not occur on or before December 31, 2007, then this Commitment Letter and CITHC’s commitment and undertakings hereunder shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension. Before such date, the Commitment Parties may terminate this Commitment Letter if any event occurs or information becomes available that, in their judgment, results or is likely to result in the failure to satisfy any condition precedent set forth or referred to herein or in the Term Sheet or the other exhibits hereto.

[Remainder of page intentionally left blank.]

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This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as a delivery of a manually executed counterpart of this Commitment Letter.

Very truly yours,

CIT HEALTHCARE LLC

By:	/s/ Gregory Park
Name:	Gregory Park
Title:	Managing Director

CIT CAPITAL SECURITIES LLC

By:	/s/ Gregory Park
Name:	Gregory Park
Title:	Senior Vice President

The Foregoing Is Hereby Accepted And Agreed To In All Respects By The Undersigned

THE PROVIDENCE SERVICE CORPORATION

By:	/s/ Fletcher McCusker
Name:	Fletcher McCusker
Title:	Chief Executive Officer

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APPENDIX A

SUMMARY TERMS AND CONDITIONS

The Providence Service Corporation

November 6, 2007

$253,000,000 Senior Secured Facilities

The Summary Terms and Conditions outlined below is the “Term Sheet” referred to in the Commitment Letter, dated November 6, 2007, from CITHC and CIT to The Providence Service Corporation (the “Commitment Letter”) that describes the Senior Secured Facilities. Terms used in this Term Sheet without definition have the meanings assigned to such terms in the Commitment Letter.

Borrower:	The Providence Service Corporation (the “Borrower”).

Guarantors:	All present and future direct or indirect domestic subsidiaries of Borrower (other than Provado Insurance Services, Inc., Social Services Providers Captive Insurance Co., and each direct and indirect not-for-profit subsidiary of the Borrower (collectively, the “Excluded Subsidiaries”), which will not be included in determining EBITDA).

Administrative, Collateral Agent:	CIT Healthcare LLC (“CITHC” or “Agent”).

Lenders:	A syndicate of financial institutions (including CITHC) to be arranged by the Arranger.

Sole Arranger, Sole Bookrunner:	CIT Capital Securities LLC (“CIT” or “Arranger”).

Senior Credit Facilities:	Senior secured credit facilities (the “Senior Secured Facilities”) in an aggregate principal amount not to exceed $253,000,000 consisting of the following:

$173,000,000	6-year term loan facility;
$40,000,000	delayed draw term loan facility maturing on the date of the term loan facility; and
$40,000,000	5-year revolving credit facility.

Closing Date:	The date on which the Senior Secured Facilities close (the “Close Date”).

TERM LOAN FACILITY

Facility:	Term loan in an amount not to exceed $173,000,000 (the “Term Loan”).

Amortization:	The Term Loan will be repayable in 23 consecutive quarterly principal installments, commencing on March 31, 2008 and with a final payment due on the Term Loan Maturity Date. The quarterly payments in each year will be substantially equal and the aggregate annual payments will be substantially equal to the respective percentage set forth below of the Term Loan on the Close Date:

Loan Year	Annual Amount
Year 1	5.0%
Year 2	7.5%
Year 3	10.0%
Year 4	12.5%
Year 5	15.0%
Year 6	50.0%

Interest Rate:	See Schedule A hereto.

Maturity:	The sixth anniversary of the Close Date (the “Term Loan Maturity Date”).

Availability:	The Term Loan will be fully drawn on the Close Date. Amounts borrowed and repaid under the Term Loan may not be re-borrowed.

Use of Proceeds:	The Term Loan will be used (subject to the terms and conditions of the Loan Documentation) to: (i) finance the acquisition of the Target (the “Transaction”), (ii) refinance certain existing indebtedness, and (iii) pay related transaction fees and expenses relating to the Transaction.

DELAYED DRAW TERM LOAN

Facility:	Delayed draw term loan in an amount not to exceed $40,000,000 (the “Delayed Draw Term Loan”).

Amortization:	The Delayed Draw Term Loan shall be repayable in consecutive quarterly principal installments on the same dates as the Term Loan and with a final payment due on the Delayed Draw Term Loan Maturity Date and in an amount equal to the percentage of the initial principal amount of the Delayed Draw Term Loan equal to the percentage of the Term Loan paid on such date; provided, that an amount equal to the percentage of the Delayed Draw Term Loan equal to the percentage of the Term Loan repaid prior to the date of the Delayed Draw Term Loan shall be repaid in equal quarterly installments on each scheduled principal repayment date.

Interest Rate:	See Schedule A hereto.

Maturity:	The sixth anniversary of the Close Date (the “Delayed Draw Term Loan Maturity Date”).

Availability:	The Delayed Draw Term Loan may be borrowed in a single borrowing on or before March 31, 2009. The Delayed Draw Term Loan shall be unfunded on the Close Date. Amounts borrowed and repaid under the Delayed Draw Term Loan may not be re-borrowed.

Delayed Draw Fees:	An unused line fee at a rate per annum equal to 1.25% shall be payable on the daily unutilized portion of the Delayed Draw Term Loan. Such fee will be payable quarterly in arrears on the last day of each quarter and on the earlier of the date of termination of the Delayed Draw Term Loan commitment and the date of funding of the Delayed Draw Term Loan.

Use of Proceeds:	The Delayed Draw Term Loan will be used solely to fund potential earnout obligations pursuant to the terms of the Merger Agreement. The Borrower has the right to terminate this facility.

REVOLVING CREDIT FACILITY

Facility:	$40,000,000 revolving credit facility, including a sub-limit for the issuance of letters of credit (amount, terms and conditions to be determined) (the “Revolver”).

Interest Rate:	See Schedule A hereto.

Maturity:	The fifth anniversary of the Close Date (the “Revolver Maturity Date”).

Availability:	Amounts under the Revolver may be borrowed, repaid and reborrowed from the closing date until the Revolver Maturity Date. The Revolver shall be unfunded on the Close Date; however, up to $15,000,000 of rollover letters of credit of the Target shall be available to be brought under the Revolver on the Close Date and shall be deemed usage of the Revolver.

Letter of Credit Issuing Bank:	The Agent and/or certain Lenders (each, an “L/C Issuer”) shall either issue letters of credit directly or select another banking or financial institution to issue letters of credit as to which L/C Issuer shall issue letter of credit participation or support agreements (such letters of credit and letter of credit participation or support agreements are referred to herein as “L/Cs”).

To the extent that the Borrower does not reimburse the L/C Issuer for drawings under L/Cs, the lenders under the Revolver shall be unconditionally obligated to fund participations therein on a ratable basis.

Revolver Fees:	An unused line fee at a rate per annum equal to 0.75% shall be payable on the daily unutilized portion of the Revolver. Such fee will be payable quarterly in arrears on the last day of each quarter and on the date of termination of the Revolver commitment. The undrawn amount of outstanding L/Cs shall count as utilization of the Revolver for purposes of calculating this fee.

A letter of credit fee shall be payable to the Agent on behalf of each Revolver Lender with respect to such Revolver Lender’s participation in the L/Cs at the applicable margin per annum used for determining interest payable in respect of LIBOR loans made under the Revolver on the average daily undrawn amount of L/Cs, payable quarterly in arrears. The Borrower shall also be responsible for paying any fees, costs or expenses (including fronting fees) due to any banking or financial institution (other than the Agent) for any L/Cs issued by such other banking or financial institution in reliance on credit support furnished by the Agent.

The other fees are set forth in the Fee Letter.

Use of Proceeds:	The Revolver will be used: (i) to fund ongoing working capital requirements; (ii) for permitted acquisitions and (iii) for general corporate purposes.

CERTAIN PAYMENT TERMS

Optional Prepayment:	The Borrower may prepay principal amounts outstanding under the Term Loan, the Delayed Draw Term Loan and the Revolver, and may terminate commitments under the Delayed Draw Term Loan and Revolver, from time to time without premium or penalty (except that LIBOR-based loans may only be prepaid at the end of the applicable interest period, unless the Borrower pays all breakage costs associated with such prepayment), subject to applicable minimum amounts to be mutually agreed upon.

Mandatory Prepayment:	In addition to the scheduled amortization payments of the Term Loan and the Delayed Draw Term Loan, Borrower will be required to make mandatory prepayments in respect of the Term Loan in an amount equal to (in each case, subject to such exceptions to be mutually agreed upon):

-   100% of the net cash proceeds (to be defined) from any sale or other disposition of assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined) other than net cash proceeds of sales or other dispositions of inventory, and other assets in the ordinary course of business and net cash proceeds up to an amount to be determined that are reinvested in other assets useful in the business of the Borrower and its subsidiaries within a period of days to be agreed upon of their receipt upon terms and conditions to be mutually agreed upon;

-   50% of the net cash proceeds from the issuance of any equity securities of the Borrower or any subsidiaries of the Borrower (other than (i) issuances of equity interests of the Borrower in connection with customary compensation or benefit programs, (ii) sales or issuances equity interests of the Borrower in connection with permitted mergers or acquisitions or (iii) issuances of equity interests of subsidiaries of the Borrower to the Borrower or to other subsidiaries of the Borrower (other than to the Excluded Subsidiaries));

- 100% of the net cash proceeds from the incurrence of indebtedness by the Borrower or any of its subsidiaries (other than indebtedness otherwise permitted by the Loan Documentation); and

-   100% of the net cash proceeds from insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries (other than net cash proceeds that are reinvested, or that the Borrower has entered into a binding contract to reinvest, in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within a period of days to be agreed).

The Borrower will also be required to make mandatory prepayments in respect of the Term Loan and the Delayed Draw Term Loan in an amount equal to 75%

of “excess cash flow” (to be defined in the Loan Documentation; with such definition to include, without limitation, an adjustment to accommodate the build up of a reserve in 2008, with such adjustment to remain in place for 2008 as long as the reserve balance is below $10,000,000, to pay a portion of the earnout payment and payments to optionholders, in each case as provided in the Merger Agreement, in the event the shareholders of the Borrower do not approve at the 2008 annual meeting or before such annual meeting the required increase in the Borrower’s capital stock) of the Borrower and its subsidiaries for each fiscal year (commencing with the fiscal year ending December 31, 2008).

All such prepayments shall be applied ratably between the Term Loan and the Delayed Draw Term Loan and ratably to each of the remaining amortization payments thereunder. Notwithstanding the foregoing, when there are no longer outstanding loans under the Term Loan and the Delayed Draw Term Loan, mandatory prepayments will be applied first, to prepay outstanding loans under the Revolver and second, to cash collateralize outstanding letters of credit, in each case, with no corresponding permanent reduction of commitments under the Revolver, with the lenders thereunder having the right to reject the same, in which case the amounts so rejected shall be offered ratably to each non-rejecting lender thereunder.

COLLATERAL

The Senior Secured Facilities (including any obligations under hedging arrangements provided by the Lenders) will be secured by a perfected first priority security interest (subject to permitted encumbrances to be agreed upon) in all assets (both real, mixed and personal property), in each case, whether now owned or hereafter acquired, including, without limitation, all receivables, accounts, inventory, general intangibles (including payment intangibles), property, plant and equipment, fee owned real property and patents and other intellectual properties of the Borrower and Borrower’s present and future domestic subsidiaries whether now owned or hereafter acquired, and all proceeds and products of any of the foregoing (including insurance proceeds). The Senior Secured Facilities will also be collateralized by a perfected first priority pledge of 100% (or 65% in the case of the equity interest of any foreign subsidiaries) of the issued and outstanding capital stock or other equity interests of the Borrower’s direct or indirect subsidiaries, whether now owned or hereafter acquired, and a pledge of all intercompany indebtedness and, in all cases, all proceeds and products thereof.

The foregoing security shall ratably secure the Senior Secured Facilities and any permitted interest rate swap or similar hedging arrangements between the Borrower or Guarantors and a Lender or its affiliates under the Senior Secured Facilities.

CERTAIN CONDITIONS

Conditions Precedent:	Closing and the initial funding under the Senior Secured Facilities will be subject to the satisfaction of all conditions precedent deemed necessary or appropriate by Agent and Lenders, including but not limited to:

- Execution and delivery of satisfactory Loan Documentation;

-   After giving effect to the Transaction including any loans to be made on the Close Date, (i) the ratio of the Borrower’s total debt (including convertible debt and capital leases but excluding (a) all contingent obligations arising under or in connection with surety bonds and (b) all letters of credit) to EBITDA (adjusted in a manner satisfactory to the Agent) for the twelve month period ended September 30, 2007 shall not exceed 4.55x and (ii) the ratio of senior indebtedness (including capital leases but excluding (a) all contingent obligations arising under or in connection surety bonds and (b) all letters of credit) to EBITDA (adjusted in a manner satisfactory to Agent) for the twelve month period ended September 30, 2007 shall not exceed 3.25x;

-   After giving effect to the Transaction, the Borrower and its subsidiaries shall not have less than $25,000,000 in cash free of any liens or other encumbrances, except in favor of the lenders under the Senior Secured Facilities;

-   The pro forma EBITDA (adjusted in a manner satisfactory to Agent which for this purpose will include (a) the normalization of EBITDA of WCG International Consultants Ltd. in the amount of $2,800,000 and (b) add-backs to the Target EBITDA totaling $3,336,000 from non-cash stock-based compensation; legal, accounting, and banking fees; and royalty payments) of the Borrower (after giving effect to the Transaction) for the twelve month period ended September 30, 2007 shall not be less than $53,000,000;

-   The Borrower and its subsidiaries shall have no borrowed indebtedness that will survive the closing of the Senior Secured Facilities other than (i) the Senior Secured Facilities and (ii) other scheduled debt, which may include certain capital leases and other customary obligations, existing on the Close Date and reasonably approved by the Agent. The Agent shall have received, in form and substance satisfactory to Agent, pay-off letters relating to existing outstanding indebtedness;

-   Agent and Lenders shall have received ACCORD insurance certificates evidencing insurance coverages and amounts reasonably satisfactory to the Agent and appropriate endorsements in favor of the Agent with respect thereto (it being understood that information previously provided to the Agent concerning the Borrower’s and the Target’s insurance coverages and amounts is satisfactory to the Agent);

- Evidence of a valid and perfected first priority security interest (subject to permitted encumbrances to be agreed upon) in the Collateral, including UCC and other applicable lien search reports;

-   All conditions to the consummation of the Transaction shall have been satisfied, except the funding of the purchase price, in accordance with a merger agreement in form and substance satisfactory to the Agent, including the provision that management of the Target will exchange at least $13,000,000 of the proceeds received from the merger for equity in the Borrower and no provision of such agreement shall have been waived, amended or supplemented in a manner which is adverse to the interests of the Lenders without the consent of the Lenders; and all transaction fees for which the Borrower is responsible, other than legal fees, incurred in connection with the Transaction (including the Senior Secured Facilities and the issuance of convertible securities) shall not exceed $20,000,000;

-   All governmental and third party approvals necessary in connection with the Transaction shall have been obtained and be in full force and effect, and all waiting periods shall have expired without any action being taken or threatened by any authority that would restrain or otherwise impose adverse conditions on the Transaction;

-   Borrower has issued convertible securities on terms satisfactory to the Arranger, including market subordination terms, and in connection therewith has received gross proceeds of not less than $70,000,000;

- Agent and Lenders shall have received all fees, costs and expenses payable on or prior to the Close Date;

-   There has been no (i) event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole, since the last audited financial statements submitted to the Agent or (ii) Target Material Adverse Effect; and

- Agent shall have received such legal opinions, officer solvency certificates and other documents and instruments as are customary for transactions of this type or as it may reasonably request.

Conditions to Extensions of Credit:	The making of each extension of credit (including amendments, extensions and increases of L/Cs) shall be conditioned upon (i) the accuracy in all material respects of all representations and warranties contained in the Loan Documentation (including, without limitations, the material adverse change and litigation representations) and (ii) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit (and in the case of the Delayed Draw Term Loan, no default under any financial covenant after giving pro forma effect thereto).

CERTAIN DOCUMENTATION MATTERS

Loan Documentation:	The Senior Secured Facilities will be subject to the terms and conditions set forth in a definitive credit agreement, related security agreement(s), guarantees, pledge agreements, mortgages, assignment agreements and other instruments and documents, all of which will be acceptable to the Agent, in its reasonable judgment, the Lenders and their legal counsel (collectively, the “Loan Documentation”).

Representations and Warranties:	The Senior Secured Facilities will contain such representations and warranties by the Borrower as are usual and customary for healthcare financings of this kind, including, without limitation, corporate power and authority, due organization and authorization, execution, delivery and enforceability of the Loan Documentation, no default, financial condition and solvency, no material adverse change, title to properties, sufficiency of assets and rights, liens, litigation, payment of taxes, insurance, subsidiaries, business locations, labor matters, material contracts, investment company regulations, brokers’ fees, compliance with laws, healthcare permits and compliance with specific state and federal healthcare laws, environmental and ERISA matters, consents and approvals, and full disclosure (subject to qualifications to be agreed).

Reporting:	The Borrower will provide the Agent and Lenders with periodic financial reporting, including: audited annual financial statements; unaudited quarterly financial statements; annual financial projections; compliance certificates; notice of material events and such other information reasonably requested by the Agent or any Lender.

Covenants:	The Senior Secured Facilities will contain such affirmative covenants as are usual and customary for financings of this kind (subject to qualifications to be agreed upon), and will likely include, but not be limited to: receipt of timely and accurate financial information; notification of litigation, investigations, environmental and ERISA matters and other material adverse changes; payment and performance of obligations; maintenance of existence; maintenance of property and insurance (including hazard coverage); maintenance of accurate records and accounts; inspection of property and books and records; compliance with laws (including, without limitation, environmental laws); maintenance of licenses, permits and franchises issued or granted by any governmental authority; use of proceeds; payment of taxes; ERISA; further assurances (including with respect to security interests in future subsidiaries and after-acquired property); annual lenders’ meetings; and interest rate hedging requirements.

The Senior Secured Facilities will contain such negative covenants as are usual and customary for financings of this kind (subject to qualifications to be agreed upon), and will likely include, but not be limited to: restrictions and limitations against incurring additional indebtedness and guarantee obligations; encumbrances, liens and other obligations; restrictive payments (including, but not limited to, distributions and dividends); loans and investments (including limitations on investments in Excluded Subsidiaries); mergers, consolidations and acquisitions; sale and leaseback transactions; asset transfers and dispositions; changes in business; transactions with affiliates; prepayments of and amendments to indebtedness (including, without limitation, prepayment of, and amendments to, any subordinated debt); restrictive agreements; ownership of subsidiaries; bank accounts; amendments to organizational documents and the Merger Agreement; and changes in fiscal year or accounting method.

Financial covenants will include, but not be limited to: minimum fixed charge coverage ratio, maximum total leverage ratio (and with debt to include outstanding letters of credit and capital leases) and minimum liquidity.

Events of Default:	Events of defaults will include those which are customarily found in financing transactions of the type contemplated hereby, including, but not limited to: nonpayment of principal when due; nonpayment of interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document provisions; change of control; and adverse healthcare licensing or reimbursement events.

Cash Management:	Borrower shall implement cash management procedures (subject to customary exceptions to full dominion and control over accounts into which proceeds from government payors are paid directly) reasonably satisfactory to the Agent and Arranger in a timeframe to be agreed upon between the parties, including blocked account agreements that will provide for springing cash dominion following the occurrence of an event of default.

Costs and Expenses:	The Borrower shall be responsible for the payment (whether or not the transaction contemplated hereby closes or is consummated) of all of Agent’s and the Arranger’s reasonable costs, fees and expenses of documenting and closing the transaction contemplated hereby (including, without limitation, reasonable costs, fees and expenses of outside legal counsel, travel, lodging and similar expenses) or otherwise paid or incurred by Agent or the Arranger in connection with the Loan Documentation or the transaction contemplated hereby, including, but not limited to, those paid or incurred by Agent or the Arranger in connection with the preparation, negotiation, execution and closing of the Loan Documentation and the transaction contemplated hereby, the arrangement, syndication and administration of the Senior Secured Facilities, the creation or perfection of liens and security interests in connection therewith, and any amendment, modification or waiver in respect of the Loan Documentation. The Borrower shall also be responsible for all fees and expenses of Agent and Lenders incurred or in connection with enforcing rights, remedies and actions taken under the Senior Secured Facilities.

Indemnification:	The Borrower shall indemnify and hold harmless Agent, the Arranger and the Lenders, and their respective affiliates and, in each case, such parties’ respective directors, officers, employees, agents, representatives and controlling persons (each being an “Indemnified Party”) from and against any and all claims, damages, liabilities and expenses (including without limitation, fees and expenses of counsel) that may be incurred by or asserted against such Indemnified Party in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding (whether or not such Indemnified Party is a party thereto) or otherwise arising out of or relating to any of the transactions contemplated hereby, any commitment or similar letter issued in connection therewith, any of the Loan Documentation, any of the transactions contemplated thereby, or any action or omission of any Indemnified Party or other matter or thing under or in connection with any of the foregoing, except for (with respect to any Indemnified Party) any such claims, damages, liabilities or expenses resulting from such Indemnified Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final nonappealable order or judgment.

Participation and Assignment:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (i) the Borrower, unless (x) the assignee is a Lender, an affiliate of a Lender or an approved fund or (y) an event of default has occurred and is continuing, (ii) the Agent, unless a term loan is being assigned to a Lender, an affiliate of a Lender or an approved fund and (iii) the Issuing Bank, unless a term loan is being assigned. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 in the case of the Term Loan or the Delayed Draw Term Loan and $1,000,000 in the case of the Revolver (unless otherwise agreed by the Borrower and the Agent). The Agent shall receive a processing fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their loans.

Amendments and Waivers:	Subject to approval of Required Lenders (to be defined in a mutually satisfactory manner) party to the relevant Loan Documentation, except that all affected Lenders must consent to increases in commitment amounts, reductions in principal, interest and fees, extensions of maturities and release of substantially all of the guarantors and collateral.

Yield Protection:	The Loan Documentation shall contain customary provisions (i) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding and other taxes and (ii) indemnifying Lenders for “breakage costs” incurred in connection with, among other things, any prepayment or conversion of LIBOR loan on a day other than the last day of the interest period applicable thereto.

Governing Law and Jurisdiction:	State of New York.

Waiver of Jury Trial:	Such waivers as are customary for financing transactions of the type contemplated hereby.

Administrative Agent’s Counsel:	Shearman & Sterling LLP

Schedule A

INTEREST RATES

Revolver:	Borrower will be required to pay interest on cash advances outstanding under the Revolver at either: (i) the Base Rate plus 2.50% per annum or (ii) LIBOR plus 3.50% per annum.

Term Loan:	Borrower will be required to pay interest on the Term Loan at either: (i) the Base Rate plus 2.50% per annum or (ii) LIBOR plus 3.50% per annum.

Delayed Draw Term Loan:	Borrower will be required to pay interest on the Delayed Draw Term Loan at either: (i) the Base Rate plus 2.50% per annum or (ii) LIBOR plus 3.50% per annum.

Base Rate:	The “Base Rate” will mean the greater of: (i) the Federal Funds Rate plus 1/2 of 1% or (b) the per annum rate published from time to time by The Wall Street Journal as the “prime rate” in effect for such day on corporate loans posted by at least 75% of the nation’s 30 largest banks (or, if The Wall Street Journal ceases publishing a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent). Interest on Base Rate loans will be computed and payable quarterly in arrears on the basis of a 360 day year and based on the actual number of days elapsed.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the business day next succeeding such day; provided that (a) if such day is not a business day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding business day as so published on the next succeeding business day, and (b) if no such rate is so published on such next succeeding business day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to CITHC on such day on such transactions as determined by the Agent, in its sole discretion.

LIBOR:	“LIBOR” will mean the rate for US Dollar deposits having a period of one, two, three or six months (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page and adjusted for applicable reserves. The Borrower may elect to use LIBOR provided (i) the Borrower gives Agent at least three business days prior notice of such election and (ii) no default is then outstanding under the Loan Documentation. Interest on LIBOR-based loans will be computed and payable at the end of the applicable interest period (or, in the case of any interest period longer than three months, at the end of each three month period) in arrears on the basis of a 360-day year and based on the actual number of days elapsed.

Default Interest:	Upon the occurrence and during the continuance of an Event of Default (upon written notice, except in the case of any bankruptcy, insolvency, reorganization, liquidation or other similar proceeding), amounts outstanding under the Senior Secured Facilities shall bear interest at 2.00% per annum above the rate otherwise applicable thereto and LIBOR-based loans and conversions to LIBOR-based loans shall no longer be available. Overdue interest, fees and other amounts shall accrue interest at 2.00% above the rate applicable to Base Rate loans.

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